Exhibit 99.1

Chimera Investment Corporation Announces Pricing of Public Offering of Common Stock

NEW YORK--(BUSINESS WIRE)--November 3, 2010--Chimera Investment Corporation (NYSE: CIM) today announced the pricing of an underwritten public offering of 125 million shares of its common stock at a price per share of $3.85 for expected gross proceeds of approximately $480 million before expenses.

Chimera has also granted the underwriters a thirty-day option to purchase up to an additional 18,750,000 shares of common stock solely to cover overallotments. Chimera expects to use the proceeds of this offering to finance the acquisition of residential mortgage-backed securities (RMBS) not guaranteed by a U.S. government agency, RMBS guaranteed by a U.S. government agency, prime and Alt-A mortgage loans, commercial mortgage loans, commercial mortgage-backed securities, collateralized debt obligations, and other consumer or non-consumer asset-backed securities. Chimera may also use the proceeds for other general corporate purposes such as repayment of outstanding indebtedness, working capital and for liquidity needs.

Credit Suisse Securities (USA) LLC is acting as the lead book-running manager for the offering. Barclays Capital Inc. and RCap Securities, Inc. are acting as book-running managers.

Chimera has filed a shelf registration statement and prospectus with the Securities and Exchange Commission (SEC), and will file a prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus and other documents Chimera has filed with the SEC for more complete information about Chimera and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, Chimera, the underwriters or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request them by contacting:

Credit Suisse Securities (USA) LLC
Attn: Prospectus Dept.
One Madison Ave.
New York, NY 10010
Telephone: (800) 221-1037

or

Barclays Capital Inc.
c/o Broadridge Financial Solutions
1155 Long Island Avenue
Edgewood, NY 11717
Telephone: (888) 603-5847 or by emailing barclaysprospectus@broadridge.com

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the shares. An offering of the shares will be made only by means of a prospectus supplement and accompanying prospectus. The prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Statements in this press release contain “forward looking” information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve a number of risks and uncertainties. Those factors include conditions in the financial markets and customary offering closing conditions. Please see Chimera’s filing with the SEC for certain other factors that may affect forward-looking information.

CONTACT:
Chimera Investment Corporation
Investor Relations, 1-866-315-9930